CUSIP No. 885160101	Page 1 of 1 Pages

EXHIBIT B

TRUST FUND UNDER ARTICLE THIRD OF

THE WADE F. B. THOMPSON REVOCABLE TRUST

TO THE THOMPSON FAMILY FOUNDATION, INC.

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Agreement”) is made as of the 19 day of June 2012, by and among Alan Siegel, as Trustee of the Trust Fund under Article THIRD of The Wade F. B. Thompson Revocable Trust (the “Assignor”) and The Thompson Family Foundation, Inc. (the “Assignee”).

WHEREAS:

1. The Assignee is the beneficiary of the residue of the Trust Fund under Article THIRD of The Wade F. B. Thompson Revocable Trust (the “Residuary Trust Fund”).

2. The Assignor wishes to transfer to the Assignee all right, title and interest of the Assignor in and to all of the assets listed on Schedule A attached hereto and made a part hereof (the “Transferred Assets”‘) on account of the Assignee’s interest in the Residuary Trust Fund.

2. The Assignee wishes to accept ownership of the Transferred Assets.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties hereto intending to be legally bound hereby agree as follows:

1. Effective as of the date of this Agreement, the Assignor hereby assigns and transfers to the Assignee, and the Assignee hereby accepts, all right, title and interest of the Assignor in and to the Transferred Assets.

2. The Assignor and the Assignee shall execute and deliver any additional instruments and take such further steps as may be required or advisable to carry out the intent of this Agreement.

3. This Agreement, and the terms and provisions hereof, shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, successors and assigns.

4. This Agreement shall be interpreted in accordance with the laws of the State of New York applicable to agreements executed and wholly performed therein.

5. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all which together shall constitute one and the same instrument. Any counterpart may be delivered by facsimile or electronically as a .pdf formatted file.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ASSIGNOR:

TRUST FUND UNDER ARTICLE THIRD OF THE WADE F. B. THOMPSON REVOCABLE TRUST

/s/ Alan Siegel Alan Siegel, Trustee

ASSIGNEE:

THE THOMPSON FAMILY FOUNDATION, INC.

/s/ Alan Siegel By: Alan Siegel
Title: Director

SCHEDULE A

6,473,470 Shares of Common Stock of Thor Industries, Inc.

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